Exhibit 4.3

TELESAT CORPORATION
2021 AMENDED & RESTATED MANAGEMENT STOCK INCENTIVE PLAN

Initially adopted by Telesat Holdings Inc. on March 14, 2013 (the “Effective Date”), as amended and restated as of January 15, 2014, as amended November 30, 2015, and as further amended and restated and assumed by Telesat Corporation as of November 19, 2021 in connection with the exchange of Telesat Holdings Inc. Options and SARs for Telesat Corporation Options and SARs.

1.            Purpose of the Plan.

The purpose of the Telesat Corporation (the “Company”) Management Stock Incentive Plan (the “Plan”) is to promote the interests of the Company and its shareholders by providing certain key employees of the Company and its Affiliates with an appropriate incentive to encourage them to continue in the employ of the Company or an Affiliate and to improve the growth and profitability of the Company.

2.            Definitions.

As used in this Plan, the following capitalized terms shall have the following meanings:

2.1        “Active Engagement” shall mean any period in which a Participant who is not an employee of the Company or an Affiliate provides services to the Company or an Affiliate. For certainty, “Active Engagement” shall exclude any period that follows, or ought to have followed, a Participant's last day of providing services to the Company or an Affiliate, including at common law.

2.2        “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the first Person; provided that with respect to the Company or the Employer, the term “Affiliate” shall be limited to any direct or indirect subsidiary of the Company with respect to which the Company beneficially owns more than 50% of the outstanding voting securities or has the power to elect a majority of its directors.

2.3        “Award” shall mean any award granted under the Plan, including Options or SARs.

2.4        “Black-Out Period” shall mean the period of time when, pursuant to the Company’s policies in effect from time to time, securities of the Company may not be traded by reporting insiders, as defined in National Instrument 55-104 – Insider Reporting Requirements and Exemptions and the TSX Company Manual, as amended from time to time, or other specified persons, as applicable.

2.5        “Board” shall mean the Board of Directors of the Company or any committee appointed by the Board to administer the Plan pursuant to Section 3.

2.6         “Business Day” shall mean any day of the year, other than a Saturday, Sunday or any day on which Canadian chartered banks are authorized or obligated by law to close for business in Toronto, Ontario or a day on which the NASDAQ Stock Market or the Toronto Stock Exchange is closed for trading.

2.7        “Canadian Participant” shall mean a Participant who is employed in or resides in any of the provinces or territories of Canada.

2.8        “Canadian Securities Laws” shall mean the laws of one or more provinces of Canada, or if applicable any Canadian federal securities laws, relating to the qualification for distribution or distribution to the public of any securities.

2.9        “Cause” shall mean, when used in connection with the termination of a Participant’s Employment, unless otherwise provided in the Participant’s Award Agreement or an Employment Agreement (in which event, as regards to such Participant, the definition of “Cause” or words to similar effect set out therein shall apply in place of the following definition), the termination of the Participant’s Employment on account of (i) a failure of the Participant to substantially perform his or her duties (other than as a result of physical or mental illness or injury); (ii) the Participant’s willful misconduct or gross negligence which is materially injurious to the Company or any of its Affiliates; (iii) a breach by a Participant of the Participant’s fiduciary duty or duty of loyalty to the Company and its Affiliates; (iv) the Participant’s unauthorized removal from the premises of the Company or an Affiliate of any document (in any medium or form) relating to the Company or an Affiliate or the customers or suppliers of, or investors in, the Company or an Affiliate; (v) a material breach by the Participant of a policy of the Company or an Affiliate to which the Participant is subject or a breach by the Participant of a code of conduct adopted from time to time by the Company; (vi) the commission by the Participant of an act of insubordination; (vii) the commission by the Participant of any felony or other serious crime involving moral turpitude; or (viii) with respect to Canadian Participants only, any act or omission of the Participant which would, pursuant to the Canada Labour Code, permit an employer to, without notice or provision of wages in lieu of notice, terminate the employment of an employee. Any rights the Company or an Affiliate may have hereunder in respect of the events giving rise to Cause shall be in addition to the rights the Company or Affiliate may have under any other agreement with the Participant or at law or in equity. If, subsequent to a Participant’s termination of Employment, it is discovered that such Participant’s Employment could have been terminated for Cause, the Participant’s Employment shall, at the election of the Board, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

2.10     “Change of Control Event” shall mean, unless the Board determines otherwise or as otherwise provided in a Grant Agreement, the happening, in a single transaction or in a series of related transactions, of any of the following events:

(i)        all or substantially all of the assets of the Company (which, for greater certainty, includes the assets of Telesat Partnership) are sold, leased, exchanged, licensed or otherwise disposed of in a single transaction or in a series of related transactions, other than to MHR, PSP or Affiliates of either of them or of the Company;

(ii)        any Person or group of Persons who are acting jointly or in concert pursuant to the provisions of the Securities Act (Ontario), other than (A) PSP and its Affiliates or a successor in whole or in part, to PSP or its Affiliates, or (B) MHR or its Affiliates or a successor in whole or in part, to MHR or its Affiliates, acquires, directly or indirectly, ownership of 50% or more of either the outstanding Shares or securities having aggregate voting power for the election of directors of the Company, assuming the conversion of all outstanding securities of the Company or Telesat Partnership that could be converted into fully voting securities of the Company, including securities that are convertible under circumstances that do not then exist because of the nature of the current registered owner of such shares;

(iii)       during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, together with any new directors whose election or appointment by such Board, or whose nomination for election was approved by a vote of a majority of the directors of the Company then still in office who were entitled to vote and who were either directors of the Company at the beginning of such period or whose election or appointment, or whose nomination for election, was previously approved (such persons referred to here as the “Continuing Directors”), cease for any reason to constitute a majority of the Board; provided that any director appointed by PSP or MHR or their respective Affiliates or a successor in whole or in part, to MHR, PSP or their respective Affiliates shall constitute a Continuing Director;

(iv)       a final determination by the Board or Shareholders to (A) liquidate all or substantially all of the assets of the Company, (B) wind up the Company’s business, or (C) commence proceedings for such a liquidation, winding-up or re-arrangement pursuant to a plan of compromise or plan of arrangement under the Companies’ Creditors Arrangement Act; or

(v)        notwithstanding any of the foregoing, any other matter specifically determined by the Board to be a Change of Control Event for the purposes of this Plan.

2.11      “Class A Shares” shall mean the Class A common shares of the Company.

2.12      “Class B Shares” shall mean the Class B variable voting shares of the Company.

2.13      “Class C Shares” shall mean, together, the Class C fully voting shares of the Company and the Class C limited voting shares of the Company.

2.14      “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

2.15       “Commission” shall mean the U.S. Securities and Exchange Commission.

2.16      “Common Shares” shall mean the voting common shares of the Company.

2.17      “Date of Termination” shall mean the date on which a Participant ceases to be an Eligible Employee as a result of the termination of their employment or retention with the Employer for any reason, including death, Retirement, resignation or termination with Cause or without Cause, or in the event of a Disability Termination. For the purposes of this definition and the Plan, a Participant’s employment or retention with the Employer shall be considered to have terminated on the last day of the Participant’s Employment or Active Engagement with the Employer, whether such date is selected by mutual agreement with the Participant, or unilaterally by the Participant or the Employer, and whether with or without advance notice to the Participant.

2.18      “Director” shall mean a member of the Board who is not an employee of the Company or any of its Subsidiaries, who the Board determines shall participate in the Plan.

2.19      “Disability Termination” shall mean, when used in connection with the termination of a Participant’s Employment, unless otherwise provided in a Grant Agreement or an Employment Agreement (in which event as regards such Participant, the definition of “Disability Termination” or words of similar effect set out therein shall apply in place of the following definition), the termination of the Participant’s employment due to their inability to substantially fulfil their duties on behalf of the Employer as a result of illness or injury for a continuous period of nine (9) months or more or for an aggregate period of twelve (12) months or more during any consecutive twenty-four (24) month period, despite the provision of reasonable accommodations by the Employer.

2.20      “Eligible Employee” shall mean any employee who the Board determines (i) is a key employee of the Company or an Affiliate, and (ii) shall participate in the Plan due to the services he or she performs on behalf of the Company or an Affiliate.

2.21      “Employer” shall mean the Company or a Subsidiary of the Company for which a Participant is Employed and in the event that the employer of a Participant is changed from the Company or a Subsidiary to the Company or another Subsidiary of the Company, as applicable, then the Company or such Subsidiary shall become the “Employer” hereunder.

2.22      "Employment" or “Employed” means the period in which a Participant who is an employee or officer of the Employer performs work for the Employer. For certainty, “Employed” or “Employment” shall be deemed to include in the case of an employee (including an employee who is an officer), as applicable, (i) any period of vacation, disability (but only to the extent prior to a Disability Termination), or other leave permitted by legislation, and (ii) any period constituting the minimum notice of termination period that is required to be provided to an employee pursuant to applicable employment standards legislation or labour code (if any). For certainty, “Employment” or “Employed” shall be deemed to exclude any other period that follows or ought to have followed, as applicable, the later of (i) the end of the minimum notice of termination period that is required to be provided to an employee pursuant to applicable employment standards legislation or labour code (if any), or (ii) the Participant's last day of performing work for the Employer (including any period of vacation, disability, or other leave permitted by legislation) whether that period arises from a contractual or common law right;

2.23          “Employment Agreement” shall mean a written employment agreement by and between the Participant and the Employer, if any.

2.24          “Exercise Price” shall mean the price that the Participant must pay under an Option for each Share as determined by the Board for each Grant and specified in the relevant Grant Agreement, subject to any adjustment that may be made following the Grant Date in accordance with the terms of this Plan.

2.25          “Expiry Date” has the meaning set out in Section 5.7.1(i).

2.26          “Fair Market Value” shall mean the value determined in accordance with the award exchange agreement with the Company in respect of options and Tandem SARs, as applicable.

2.27          “Grant” shall mean a grant by the Company of an Award, evidenced by the applicable Grant Agreement.

2.28          “Grant Agreement” shall mean an agreement approved by the Board and entered into by a Participant and the Company evidencing the Grant of an Award pursuant to the Plan.

2.29          “Grant Date” shall mean the Grant Date as defined in the Grant Agreement.

2.30          “Initial Public Offering” shall be deemed to occur on the issue date of Common Shares, Shares or any share convertible into Common Shares qualified for public offer under the first prospectus therefore filed with the Commission, or under Canadian Securities Laws or securities laws of another jurisdiction.

2.31          “Insider” shall mean a “reporting insider” of the Company as defined in National Instrument 55-104 – Insider Reporting Requirements and Exemptions and the TSX Company Manual in respect of the rules governing security-based compensation arrangements, as amended from time to time.

2.32          “Investment Canada Act” shall mean the Investment Canada Act (R.S.C. 1985, c. 28) and the regulations thereunder, as the same may be amended and supplemented from time to time.

2.33          “Market Price” means at any date when the market value of Shares of the Company is to be determined: (a) if the Shares are listed on any Stock Exchange, the closing price for the Shares on such Stock Exchange on the last trading day before such date; or (b) if the Shares are not listed on any Stock Exchange, then the price determined by the Board using good faith discretion and, for U.S. Participants, in a manner consistent with the requirements of Section 409A.

2.34          “MHR” means MHR Management Fund LLC and any funds or other investment vehicles managed by MHR Fund Management LLC or any of its Affiliates.

2.35          “Option” shall mean an option to purchase Shares, as set forth in the Grant Agreement, granted to any Participant under the Plan, and, where applicable, shall also include a Tandem SAR granted in conjunction with or as part of any such Option. No Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

2.36          “Option Transferee” shall have the meaning set forth in Section 5.5.1.

2.37          “Permitted Assign” shall mean for any Participant

a)	a trustee, custodian or administrator acting solely on behalf of, or for the benefit of such person or a spouse of such person;

b)	a wholly owned or controlled holding entity of such person or the spouse of such person;

c)	an RRSP or a RRIF of such person or the spouse of such person; or

d)	a spouse of such person.

2.38          “PSP” means Public Sector Pension Investment Board.

2.39          “Participant” shall mean an Eligible Employee or a Director to whom a Grant of an Award has been made, and, where applicable, shall include Option Transferees.

2.40          “Permitted Transferee” shall have the meaning set forth in Section 5.5.

2.41          “Person” shall mean an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

2.42          “Plan” shall mean this Telesat Corporation Amended and Restated Management Stock Incentive Plan.

2.43          “Reference Option” shall have the meaning set forth in Section 6.1.

2.44          “Retirement” means the cessation of the employment of a Participant with the Company or an Affiliate which is deemed to be a retirement by a resolution of the Board in its sole discretion.

2.45          “SAR Base Price” shall mean the amount for each Grant as specified in the relevant Grant Agreement, subject to any adjustment that may be made following the Grant Date in accordance with the terms of this Plan. With respect to any Tandem SAR, the SAR Base Price shall be the same as the Exercise Price of the Reference Option.

2.46          “Section 409A” shall mean Section 409A of the Code and the regulations and guidance promulgated thereunder.

2.47          “Selling Participant” shall have the meaning set forth in Section 5.5.2.

2.48          “Share Compensation Arrangement” means any stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism of the Company involving the issuance or potential issuance of Shares from treasury, including a share purchase from treasury which is financially assisted by the Company by way of a loan, guarantee or otherwise, including without limitation this Plan, but excludes any compensation or incentive mechanism of the Company involving the issuance or potential issuance of Shares in accordance with section 613(c) of the TSX Company Manual.

2.49          “Shareholders” shall mean the holders of voting shares in the capital of the Company, as the context requires.

2.50          “Shares” shall mean, together, the Class A Shares and Class B Shares in the capital of the Company.

2.51          “Stand-Alone SAR” shall mean the right to receive cash and/or Shares equal to the difference between (i) the Fair Market Value of a Share on the date such right is exercised, and (ii) the SAR Base Price of such right, otherwise than on surrender of a Reference Option.

2.52          “Stock Appreciation Right” or “SAR” shall mean the right to receive cash and/or Shares pursuant to an Award granted under Section 6.

2.53          “Stock Exchange” shall mean the Toronto Stock Exchange or, if the Shares are not listed or posted for trading on the Toronto Stock Exchange at a particular date, any other stock exchange on which the majority of the trading volume and value of the Shares are listed or posted for trading.

2.54          “Stock Option Certificate” shall mean a notice from the Company to a Participant evidencing the grant of Options and the terms and conditions thereof, as the Board may approve from time to time.

2.55          “Subsidiary” shall mean, as to any Person (the “First Person”), any other Person which is directly or indirectly Controlled by the First Person or over which the First Person exerts control directly or indirectly in any manner whatever, including the power to fully direct the management and policies of such person, and where used herein without modification, means a Subsidiary of the Company. For the purposes of this definition, “Control” means (i) the direct ownership, on both an issued and fully diluted basis, by a Person of (A) voting securities to which are attached more than 50% of the votes attached to all of the voting securities of a corporation or other entity and (B) more than 50% of all of the fully-participating shares or interests of such corporation or other entity and (ii) the unfettered control of all votes attaching to all voting securities of such corporation or other entity owned by such Person.

2.56          “Tandem SAR” shall mean the right to surrender to the Company all (or a portion) of a Reference Option and receive in cash and/or Shares in an amount equal to the difference between (i) the Fair Market Value of the Shares covered by such Reference Option, on the date such Reference Option (or such portion thereof) is surrendered, and (ii) the aggregate Exercise Price of such Reference Option (or such portion thereof).

2.57          “Telesat Partnership” shall mean Telesat Partnership LP.

2.58          "Telesat Partnership Units” shall mean, together, the class A units, class B units and class C units of Telesat Partnership exchangeable into Class A Shares, Class B Shares and Class C Shares, respectively, of the Company.

2.59          “Transfer” shall mean any transfer, sale, assignment, gift, testamentary transfer, pledge, hypothecation or other disposition of any interest. “Transferee” and “Transferor” shall have correlative meanings.

2.60          “U.S. Participant” means any Participant who is a citizen or resident of the United States, or who is otherwise subject to taxation under the Code.

3.            Administration of the Plan.

This Plan shall be administered and interpreted by the Board, or where the Board has delegated the administration and operation of this Plan, in whole or in part, to a committee of the Board and/or to any member of the Board, such committee or member. In such circumstances, all references to the Board in this Plan include reference to such committee and/or member of the Board, as applicable, except as otherwise determined by the Board. The day-to-day administration of this Plan may be delegated to such officers and employees of the Company as the Board determines.

3.1       Powers of the Board. Subject to the terms and conditions set forth in this Plan, the Board is authorized to provide for the granting, exercise or settlement and method of exercise or settlement of Awards, all at such times and on such terms (which may vary between Awards granted from time to time) as it determines. In addition, the Board shall have the sole and absolute discretion to: (i) designate Participants; (ii) determine the type, size, and terms, and conditions (including performance criteria) of Awards to be granted; (iii) determine the method by which an Award may be canceled, forfeited, or suspended; (iv) determine the circumstances under which the delivery of cash with respect to an Award may be deferred either automatically or at the Participant’s or the Board’s election; (v) interpret and administer, reconcile any inconsistency in, correct any defect in, and supply any omission in the Plan, any Grant Agreement and any Award granted under, the Plan; (vi) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Board shall deem appropriate for the proper administration of the Plan; (vii) accelerate the vesting, delivery, or exercisability of, or payment for or lapse of restrictions on, or waive or impose any condition, restriction or requirement in respect of, Awards (including for greater certainty in respect of any leave of absence of a Participant); (viii) with respect to any share unit, add provisions permitting for the granting of a dividend equivalent subject to the same vesting conditions applicable to the related share units; and (ix) make any other determination and take any other action that the Board deems necessary or desirable for the administration of the Plan or to comply with any applicable law.

3.2       Determinations of the Board. Unless otherwise expressly provided in this Plan, all designations, determinations, interpretations, and other decisions regarding this Plan or any Award or any documents evidencing any Award granted pursuant to this Plan shall be within the sole discretion of the Board, may be made at any time, and shall be final, conclusive, and binding upon all persons or entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any Shareholder.

3.3       Indemnification of the Board. No member of the Board will be liable for any action or determination taken or made in good faith in the administration, interpretation, construction or application of this Plan, any Grant Agreement or other document or any Award granted pursuant to this Plan.

3.4       Compliance with Legislation. This Plan, the terms of the issue or grant of, and the grant and exercise or settlement of, any Option under this Plan, and the Company’s obligation to sell and deliver Shares upon the exercise or settlement of Options, is subject to all applicable federal, provincial and foreign laws, rules and regulations, the rules and regulations of any Stock Exchange and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel to the Company, be required. The Company is not obliged by any provision of this Plan or the grant of any Option under this Plan to issue or sell Shares if, in the opinion of the Board, such action would constitute a violation by the Company or a Participant of any laws, rules and regulations, including the rules and regulations of any Stock Exchange, or any condition of such approvals.

The Participant agrees to fully cooperate with the Company in doing all such things, including executing and delivering all such agreements, undertakings or other documents or furnishing all such information as is reasonably necessary to facilitate compliance by the Company with such laws, rule and requirements, including all tax withholding and remittance obligations and such representations or agreements as the Company or counsel for the Company may consider appropriate to avoid violation of applicable securities laws.

No Option or Stock Appreciation Right will be granted, and no Shares issued under this Plan, where such grant, issue or sale would require registration of this Plan or of Shares under the securities laws of any foreign jurisdiction, and any purported grant of any Option or Stock Appreciation Right or purported issue of Shares under this plan in violation of this provision is void.

The Company shall be prohibited from offering to sell or selling, any Shares pursuant to an Option or Stock Appreciation Right to any U.S. Participant unless such Shares have been properly registered for sale pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”) with the Securities and Exchange Commission or unless such shares may be offered or sold without such registration pursuant to and in compliance with the terms of an available exemption. The Company shall be under no obligation to register for sale under the U.S. Securities Act any of the Shares to be offered or sold under the Plan. Shares issued or sold to Participants pursuant to the exercise or settlement of Options or Stock Appreciation Rights may be subject to limitations on sale or resale under applicable securities laws. Without limiting the generality of the foregoing, the Board may cause a legend or legends to be put on any such certificates of Shares delivered under the Plan to make appropriate reference to such restrictions or may cause such Shares delivered under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders or other restrictions.

If Shares cannot be issued to a Participant upon the exercise or settlement of an Option or Stock Appreciation Right due to legal or regulatory restrictions, the obligation of the Company to issue such Shares will terminate and any funds paid to the Company in connection with the exercise or settlement of such Option will be returned to the applicable Participant as soon as practicable.

Any Options or Stock Appreciation Rights issued to a Participant that is a U.S. Participant shall be subject to the special terms and conditions set forth in this Plan.

3.5     Inconsistent Terms. Except as otherwise provided herein or as expressly provided in a Grant Agreement, in the event of a conflict between the terms of the Plan and the terms of any Grant Agreement, the terms of the Plan shall govern.

4.            Number of Shares.

4.1     The aggregate number of Shares that may be issued or used for reference purposes or with respect to which Awards may be granted under the Plan shall not exceed 598,392 Shares (subject to adjustment as provided in Section 7.3 hereof). Any Shares that are issued upon exercise of Awards shall be counted against this limit. If a Tandem SAR is granted, such Grant shall only apply once (for the number of Shares issued upon exercise of the Reference Option) against the maximum number of Shares which may be issued under the Plan. In addition, in determining the number of Shares available for Awards, if Shares have been delivered or exchanged by a Participant as full or partial payment to the Company for payment of the Exercise Price, SAR Base Price, or for payment of withholding taxes, or if the number of Shares otherwise deliverable has been reduced for payment of the Exercise Price or the SAR Base Price, or for payment of withholding taxes, the number of Shares exchanged as payment in connection with the exercise or for withholding, or reduced shall be counted against the maximum number of Shares which may be issued under the Plan and shall not again be available for purpose of Awards under the Plan.

4.2     The number of Shares that are (i) issued to Insiders within any one year period, or (ii) issuable to Insiders at any time, in each case, under this Plan alone or when combined with all other share compensation arrangements, shall not exceed 10% of the total number of Shares issued and outstanding from time to time, on a diluted-basis assuming the exchange of all Class C Shares and all Telesat Partnership Units into Shares of the Company.

4.3      Despite the foregoing and for greater certainty, the total annual grant to any one non-employee director under all Share Compensation Arrangements shall not exceed an aggregate grant value of $100,000 in Options and $150,000 in equity, other than with respect to any deferred share units granted to a non-employee director in lieu of their cash retainer.

4.4      Awards to issue or purchase Class A Shares may be granted hereunder to Eligible Employees who are “Canadian” as such term is defined in the Investment Canada Act and Awards to issue or purchase Class B Shares may be granted hereunder to Eligible Employees that are not “Canadian” as such term is defined in the Investment Canada Act. At the discretion of the General Counsel, a declaration of residency may be required from an Eligible Employee prior to the settlement of an Award hereunder in Class A Shares or Class B Shares, as applicable.

5.            Options.

To the extent that any Option granted under the Plan terminates, expires, is cancelled or forfeited without having been exercised, the Shares covered by such Option shall again be available for Grant under the Plan. Notwithstanding any other provision of this Plan, from and after the completion of an Initial Public Offering of any shares of the Company, no additional Options shall be granted under this Plan.

5.1              Identification of Options. The Options granted under the Plan shall be clearly identified in the Grant Agreement as not intended to qualify as “incentive stock option” within the meaning of Section 422 of the Code.

5.2              Exercise Price. The Exercise Price of any Option granted under the Plan shall be such price as the Board shall determine and be specified in the Grant Agreement; provided that such price may not be less than Fair Market Value of a Share on the Grant Date.

5.3              Grant Date. The Grant Date of the Options shall be the date designated by the Board and specified in the Grant Agreement as the date the Option is granted.

5.4              Vesting of Options.

5.4.1        Vesting Schedule. Options granted under the Plan to a Participant will vest subject to (i) the Participant’s continued Employment as of a vesting date, (ii) the attainment of performance conditions, as determined by the Board in its sole discretion, (iii) both (i) and (ii), or (iv) such other criteria as established by the Board. Unless otherwise specified in a Participant’s Grant Agreement or an Employment Agreement, if any, and except as set forth in Sections 5.4.2 and 5.4.4, twenty percent (20%) of all Options granted will vest on each of the first five anniversaries of the Grant Date thereof, subject in all cases to the Participant’s continued Employment as of such anniversary. Unless the Board provides otherwise, the vesting of an Option granted under this Plan will be suspended during any leave of absence as may be set forth by Company policy, if any.

5.4.2        Termination. Except as otherwise set out in a Participant’s Grant Agreement or Employment Agreement or as otherwise determined by the Board, in its sole discretion:

(i)         if a Participant (A) ceases to be an Eligible Employee as a result of his or her resignation or Retirement, (B) is no longer serving as a director of the Company, or (C) ceases to be an Eligible Employee as a result of such Participant’s Active Engagement or Employment having been terminated without Cause, each vested Option will cease to be exercisable on the earlier of the original Expiry Date of the Option and ninety (90) days following the Date of Termination;

(ii)        if a Participant ceases to be an Eligible Employee by reason of death, each unvested Option held by such Participant will continue to vest for a period of 12 months from the Date of Termination and all vested Options, including those that vest during such 12 month period, held by such Participant will continue to be exercisable for a period of up to the earlier of 12 months from the Date of Termination and the original Expiry Date of the Option, and afterwards each vested Option held by such Participant will cease to be exercisable and all unvested Options will terminate and become void;

(iii)       if a Participant ceases to be an Eligible Employee by reason of Disability Termination, all vested Options held by such Participant will continue to be exercisable for a period of up to the earlier of 12 months from the Date of Termination and the original Expiry Date of the Option, and afterwards each vested Option held by such Participant will cease to be exercisable and all unvested Options will terminate and become void; and

(iv)       if a Participant ceases to be an Eligible Employee as a result of such Participant’s Active Engagement or Employment having been terminated for Cause, each Option, whether vested or unvested will automatically terminate and become void on the Date of Termination.

5.4.3        Vesting Following Change of Control Event.

(a)	Despite any other provision of this Plan or any Grant Agreement and subject to Section 3.4, in the event of a Change of Control Event, the Board may take such action as the Board in its sole discretion considers appropriate in the circumstances, including, without limitation, (i) changing the vesting or manner of settlement of any Award, (ii) changing the Expiry Date or term of any Award, or (iii) providing for the substitution or replacement of Awards, including with awards of the surviving Company resulting from the Change of Control Event (or any affiliate thereof) or the potential successor (or any affiliate thereto).

(b)	No fractional Shares or other security will be issued upon the exercise or settlement of any Award and accordingly, if as a result of a Change of Control Event, a Participant would become entitled to a fractional Share or other security, such Participant will have the right to acquire only the next lowest whole number of Shares or other security and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

(c)            Despite anything else to the contrary in this Plan or any Grant Agreement, in the event of a potential Change of Control Event, the Board will have the power, in its sole discretion, to modify the terms of this Plan and/or the Awards to assist the Participants in tendering to a take-over bid or other transaction leading to a Change of Control Event. For greater certainty, in the event of a take-over bid or other transaction leading to a Change of Control Event, subject to applicable law (including the requirements of Section 409A), the Board has the power, in its sole discretion, to accelerate the vesting of Awards and to permit Participants to conditionally exercise or settle their Awards, as applicable, such conditional exercise to be conditional upon the take-up by such offeror of the Shares or other securities tendered to such take-over bid in accordance with the terms of the take-over bid (or the effectiveness of such other transaction leading to a Change of Control Event). If, however, the potential Change of Control Event referred to in this Section 5.4.4(c) is not completed within the time specified (as the same may be extended), then despite this Section 5.4.4(c) or the definition of “Change of Control Event”: (i) any conditional exercise or settlement of vested Awards, as applicable, will be deemed to be null, void and of no effect, and such conditionally exercised or settled Awards will for all purposes be deemed not to have been exercised or settled, and (ii) Awards which vested pursuant to this Section 5.4.4(c) will be returned by the Participant to the Company and reinstated as authorized but unissued Shares and the original terms applicable to such Awards will be reinstated.

(d)           If the Board has, pursuant to the provisions of Section 5.4.4(c), permitted the conditional exercise or settlement of Awards in connection with a potential Change of Control Event, then the Board will have the power, in its sole discretion, to terminate, immediately following actual completion of such Change of Control Event and on such terms as it sees fit, any Awards not exercised or settled (including all unvested Awards), as applicable.

5.5       Limitation on Transfer.

5.5.1        Options. An Option is personal to the Participant to whom it is granted. Except as set forth herein, Options are not transferable. Options may be exercised only by:

(i)      the Participant to whom the Options were granted;

(ii)     with the Board’s prior written approval and subject to such conditions as the Board may stipulate, such Participant’s Permitted Assign;

(iii)    upon the Participant’s death, by the legal representative of the Participant’s estate; or

(iv)     upon the Participant’s incapacity, the legal representative having authority to deal with the property of the Participant.

5.6     Exercise of Options; Term; Forfeiture.

5.6.1        Any Options forfeited as provided in this Plan shall be immediately on the date of the forfeiture and forever forfeited and the rights of the Participant with respect thereto shall be forfeited and cancelled and of no further force or effect, without compensation of any kind to the Participant or any other person and without notice by the Company.

5.6.2        No Option in respect of which shareholder approval is required under the rules of any Stock Exchange will be exercisable until such time as such option has been approved by the shareholders.

5.6.3        Despite any other provision of this Plan, if the Expiry Date of an Option falls during a Black-Out Period or within nine (9) Business Days immediately following a date upon which a Participant is prohibited from exercising an Option due to a Black-Out Period (but, for greater certainty, not a cease trade order or other restriction imposed by any person other than the Company), then the Expiry Date of such Option will be automatically extended to the tenth (10th) Business Day following the date the relevant Black-Out Period is lifted, terminated or removed (provided that, for U.S. Participants, such extension does not violate Section 409A).

5.7     Exercise.

5.7.1        In General. The period during which an Option may be exercised (the “Option Period”) will be determined by the Board at the time the Option is granted and set out in the Stock Option Certificate in respect of such Option, provided that:

(i)        No Option shall be exercisable after more than ten (10) years from the date of grant or after such shorter period as provided in the Grant Agreement and no Option shall be granted hereunder after ten (10) years after the Effective Date (the “Expiry Date”);

(ii)       Options may not be exercised until they have vested;

(iii)      the Option Period will be automatically reduced in accordance with Section 5.4.2 upon the occurrence of any of the events referred to in such section; and

(iv)      no Option in respect of which Shareholder approval is required under the rules of any Stock Exchange will be exercisable until such time as such Option has been approved by the Shareholders.

5.7.2        Despite any other provision of this Plan, if the Expiry Date of an Option falls during a Black-Out Period or within nine (9) Business Days immediately following a date upon which a Participant is prohibited from exercising an Option due to a Black-Out Period (but, for greater certainty, not a cease trade order or other restriction imposed by any person other than the Company), then the Expiry Date of such Option will be automatically extended to the tenth (10th) Business Day following the date the relevant Black-Out Period is lifted, terminated or removed (provided that, for U.S. Participants such extension does not violate Section 409A).

5.7.3        Subject to Section 7.8 and 5.7.6, the Exercise Price of each Share purchased under an Option must be paid in full in cash or by bank draft or certified cheque at the time of such exercise, and upon receipt of payment in full, the number of Shares in respect of which the Option is exercised will be duly issued as fully paid and non-assessable.

5.7.4        Subject to Section 7.8, upon the exercise of Options pursuant to this Section 5.7.4, the Company will immediately deliver, or cause the registrar and transfer agent of the Shares to deliver, to the relevant Participant (or his or her legal or personal representative) or to the order thereof, the number of Shares with respect to which Options have been exercised.

5.7.5        Subject to the other provisions of this Plan and any vesting limitations imposed by the Board at the time of grant, Options may be exercised, in whole or in part, at any time or from time to time, by a Participant by notice given to the Company as required by the Board from time to time.

5.7.6        Cashless Exercise. Notwithstanding Section 5.7.3, subject to any conditions or limitations established by the Board, a grant of Options may specify that the Exercise Price will be payable, at the option of the Participant and with the agreement of the Board, in the form of: (i) a broker assisted “cashless exercise” pursuant to which the Company or its designee (including third party administrators) may deliver a copy of irrevocable instructions to a Broker engaged for such purposes to sell the Shares otherwise deliverable upon the exercise of the Options and to deliver promptly to the Company an amount equal to the Exercise Price and all applicable required Withholding Obligations against delivery of the Shares to settle the applicable trade in accordance with Section 7.8; or (ii) an “option surrender” procedure effected by withholding the minimum number of Shares otherwise deliverable in respect of a surrender of an Option that are needed to pay for the Exercise Price and all applicable required Withholding Obligations, whereby the Participant elects to receive (a) a cash payment equal to the Market Price of the Shares as at the date of Surrender less the aggregate Exercise Price and all applicable required Withholding Obligations, or (b) that number of Shares calculated using the following formula, provided that arrangements satisfactory to the Company have been made to pay any applicable required Withholding Obligations:

X = (Y * (A-B)) / A

Where:

X = the number of Shares to be issued to the Participant upon exercising such Options; provided that if the foregoing calculation results in a negative number, then no Shares shall be issued

Y = the number of Shares underlying the Options to be Surrendered

A = the Market Value of the Shares as at the date of the Surrender

B = the Exercise Price of such Options

In all events of a cashless exercise or option surrender pursuant to this Section 5.7.6: (a) the Participant shall comply with Section 7.8 of the Plan with regards to any applicable required Withholding Obligations; and (b) shall comply with all such other procedures and policies as the Board may prescribe or determine to be necessary or advisable from time to time including prior written consent of the Board, in connection with such exercise.

5.7.7        Lockup. Upon any public offering of the Shares, a Participant shall be obligated to observe any limitations on sale, transfer or other transaction with regard to the securities of the Company as requested by the underwriter and approved by the Board.

6.      SARs.

6.1     Tandem SARs. SARs may be granted in conjunction with all or part of any Option (a “Reference Option”) granted under the Plan. Such rights may be granted either at or after the time of the grant of such Reference Option. The aggregate number of Tandem SARs that may be granted under the Plan may not exceed the number of Shares that may be granted under the Plan, less the number of Shares issuable upon exercise of Options granted under the Plan.

6.2     Terms and Conditions of Tandem SARs. Tandem SARs granted hereunder shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Board in its sole discretion, and the following:

6.2.1        Term. A Tandem SAR, or applicable portion thereof, granted with respect to a Reference Option shall terminate and no longer be exercisable upon the termination or exercise of the Reference Option, except that, unless otherwise determined by the Board, in its sole discretion, at the time of grant, a Tandem SAR granted with respect to less than the full number of Shares covered by the Reference Option shall not be reduced until, and then only to the extent, the exercise or termination of the Reference Option causes the number of Shares covered by the Tandem SAR to exceed the number of Shares remaining available and unexercised under the Reference Option.

6.2.2        Exercisability. Tandem SARs shall be exercisable only at such time or times and to the extent that the Reference Options to which they relate shall be exercisable in accordance with the provisions of Section 5.

6.2.3        Method of Exercise. A Tandem SAR may be exercised by the Participant surrendering for cancellation the applicable portion of the Reference Option and indicating that the Participant wishes to exercise such Tandem SAR and the extent of such exercise. Upon such exercise and surrender, the Participant shall be entitled to receive an amount in settlement of the Tandem SAR determined in the manner prescribed in Section 6.2.4. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the related Tandem SARs have been exercised.

6.2.4        Payment. Upon the exercise of a Tandem SAR, a Participant shall be entitled to receive up to, but no more than, an amount in cash and/or Shares (as determined by the Board in its sole discretion at grant, or thereafter if no rights of a Participant are reduced) equal in value to the excess of the Market Price (on the date the right is exercised) over the Exercise Price specified in the applicable Grant Agreement for the Reference Option, multiplied by the number of Shares in respect of which the Tandem SAR shall have been exercised. The maximum amount of such excess that the Participant may receive in cash shall not exceed the minimum mandatory statutory amount of taxes due to the applicable taxing authority with respect to the exercise of the Tandem SAR. Fractional Shares will not be delivered and the number of Shares to be delivered upon any exercise by the Participant of Tandem SARs shall be rounded up to the nearest whole Share and the amount of cash to be delivered to the Participant upon such exercise shall be rounded down.

6.2.5        Deemed Exercise of Reference Option. Upon the exercise of a Tandem SAR, the Reference Option or part thereof to which such Tandem SAR is related shall be deemed to have been exercised for the purpose only of the limitation set forth in Section 5 of the Plan on the number of Shares to be issued under the Plan.

6.2.6        Non-Transferability. Tandem SARs shall be transferable only when and to the extent that the underlying Option would be transferable under Section 5.5 of the Plan.

6.3      Stand-Alone SARs. Stand-Alone SARs also may be granted without reference to any Options granted under the Plan, but by reference to rights with respect to exercises in value of a stated number of Shares.

6.4      Terms and Conditions of Stand-Alone SARs. Stand-Alone SARs granted hereunder shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Board in its sole discretion, and the following:

6.4.1        Term. The term of each Stand-Alone SAR shall be fixed by the Board, but shall not be greater than 10 years after the date the right is granted.

6.4.2        Exercisability. Stand-Alone SARs shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Board at grant. If the Board provides, in its discretion, that any such right is exercisable subject to certain limitations (including, without limitation, that it is exercisable only in installments or within certain time periods), the Board may waive such limitations on the exercisability at any time at or after grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such right may be exercised), based on such factors, if any, as the Board shall determine, in its sole discretion.

6.4.3        Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under Section 6.4.2 above, Stand-Alone SARs may be exercised in whole or in part at any time in accordance with the applicable Grant Agreement, by giving written notice of exercise to the Company specifying the number of Stand-Alone SARs to be exercised.

6.4.4        Payment. Upon the exercise of a Stand-Alone SAR, a Participant shall be entitled to receive, for each right exercised, up to, but no more than, an amount in cash and/or Shares (as determined by the Board in its sole discretion at grant, or thereafter if no rights of a Participant are reduced) equal in value to the excess of the Market Price on the date the right is exercised over the Market Price on the date the right was awarded to the Participant. The maximum amount of such excess that the Participant may receive in cash shall not exceed the minimum mandatory statutory amount of taxes due to the applicable taxing authority with respect to the exercise of the Stand-Alone SAR. Fractional Shares will not be delivered and the number of Shares to be delivered upon any exercise by the Participant of Stand-Alone SARs shall be rounded up to the nearest whole Share and the amount of cash to be delivered to the Participant upon such exercise shall be rounded down.

6.4.5        Non-Transferability. No Stand-Alone SARs shall be transferable by the Participant otherwise than by will or by the laws of descent and distribution, and all such rights shall be exercisable, during the Participant’s lifetime, only by the Participant.

6.4.6        Termination - No Participant shall have any entitlement to damages or other compensation arising from or related to not receiving any Awards which would have, but for this Plan or any Grant Agreement, vested or accrued to the Participant after such Participant’s Date of Termination, including but not limited to damages in lieu of notice of termination at common law. However, nothing herein is intended to limit any statutory entitlements on termination and such statutory entitlements shall, if required, apply despite this language to the contrary.

7.        Miscellaneous

7.1     Power of the Board to Amend the Plan.

7.1.1        Subject to Section 7.2.1 and any applicable rules of any Stock Exchange, the Board may from time to time, in its absolute discretion and without the approval of shareholders, make amendments to this Plan, which may include but are not limited to:

(i)      any amendment to the vesting and assignability provisions of this Plan;

(ii)      any amendment regarding the effect of termination of a Participant’s employment, engagement, contract, service or office;

(iii)    any amendment which accelerates the date on which any Option may be exercised under this Plan;

(iv)    any amendment to the definition of an Eligible Employee;

(v)     any amendment to add provisions permitting for the granting of cash-settled awards or a form of financial assistance and any amendment to a cash-settled award or financial assistance provision which is adopted;

(vi)    any amendment necessary to comply with applicable law or the requirements of any Stock Exchange or any other regulatory body having authority over the Company, this Plan or the shareholders;

(vii)   any amendment of a “housekeeping” nature, including, without limitation, to clarify the meaning of an existing provision of this Plan or any agreement ancillary thereto, correct or supplement any provision of this Plan that is inconsistent with any other provision of this Plan, correct any grammatical or typographical errors or amend the definitions in this Plan regarding administration of this Plan;

(viii)   any amendment regarding the administration of this Plan; and

(ix)      any other amendment, fundamental or otherwise, that does not require the approval of shareholders under Section 7.1.2.

7.1.2        Shareholder approval is required for the following amendments to this Plan:

(i)	any increase in the maximum number of Shares that may be issuable pursuant to Awards granted under this Plan as set out in Section 4, other than an adjustment pursuant to Section 7.3;

(ii)	any (i) reduction in the Exercise Price or SAR Base Price of an Award, (ii) extension of the term of an Award, including the Expiry Date of an Option, benefitting an Insider, except in case of an extension due to a Black-Out Period or (iii) amendment providing for the cancellation and reissue of Awards, other than an adjustment pursuant to Section 7.3

(iii)	any amendment to remove or to exceed the insider participation limit set out in Section 4.2;

(iv)	any amendment which would permit Options to be transferable or assignable other than by will or the laws of descent and distribution (provided that Options may be transferred or assigned by a Participant to a Permitted Assign with the Board’s prior written consent and subject to such conditions as the Board may stipulate, as set out in Section 5.5.1); and

(v)	any amendment to Section 7.1.1 or Section 7.1.2.

7.2         Termination of the Plan.

7.2.1        The Board may suspend or terminate this Plan at any time, or from time to time amend or revise the terms of this Plan or other agreement or document relating to it, provided that no such suspension, termination, amendment or revision will be made:

(i)          except in compliance with applicable law and with the prior approval, if required, of (i) any Stock Exchange or any other regulatory body having authority over the Company, this Plan or (ii) the shareholders; and

(ii)         in the case of an amendment or revision to an outstanding Option, if it would materially adversely affect the rights of any Participant, without the consent of the Participant.

7.2.2        If this Plan is terminated, the provisions of this Plan and any administrative guidelines and other rules and regulations adopted by the Board and in force on the date of termination will continue in effect as long as any Option or any rights granted pursuant to this Plan remain outstanding and, despite the termination of this Plan, the Board may make such amendments to this Plan or to the terms of any outstanding Options as they would have been entitled to make if this Plan were still in effect.

7.3        Adjustment Upon Changes in Company Shares.

7.3.1        In the event of any stock dividend, stock split, combination or exchange of Shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of the Company’s assets to Shareholders, or any other change in the Shares, the Board will make such proportionate adjustments, if any, as the Board in its discretion, subject to regulatory approval, may deem appropriate to reflect such change (for the purpose of preserving the value of the Awards), with respect to (i) the number or kind of Shares or other securities reserved for issuance pursuant to the Plan; and (ii) the number or kind of Shares or other securities subject to unexercised Awards previously granted and the exercise price of those Awards provided, however, that no substitution or adjustment will obligate the Company to issue or sell fractional Shares. The existence of any Awards does not affect in any way the right or power of the Company or an Affiliate or any of their respective Shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the capital structure or the business of, or any amalgamation, merger or consolidation involving, to create or issue any bonds, debentures, shares or other securities of, or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of or any sale or transfer of all or any part of the assets or the business of, or to effect any other corporate act or proceeding relating to, whether of a similar character or otherwise, the Company or such Affiliate, whether or not any such action would have an adverse effect on the Plan or any Award granted hereunder.

7.4        Section 409A.

7.4.1        It is intended that Awards granted under the Plan to U.S. Participants be exempt from or comply with the requirements of Section 409A and all provisions of the Plan will be construed and interpreted in a manner consistent with such intention. In furtherance of the foregoing and notwithstanding anything to the contrary in the Plan or otherwise, any Option or SAR issued to a U.S. Participant shall have an Exercise Price or Base Price that is no less than “fair market value” on the Grant Date, which value shall be determined in accordance with Section 409A.

7.4.2        If any provision of the Plan, a Grant Agreement or any Award issued to a U.S. Participant contravenes Section 409A or could cause the U.S. Participant to incur any tax, interest or penalties under Section 409A, the Board may, in its sole discretion and without the U.S. Participant’s consent, modify such provision to the minimum extent necessary to: (a) comply with, or avoid being subject to, Section 409A, or to avoid incurring taxes, interest and penalties under Section 409A; and/or (b) maintain, to the maximum extent practicable, the original intent and economic benefit to the U.S. Participant of the applicable provision without materially increasing the cost to the Company or contravening Section 409A. Notwithstanding anything to the contrary in the Plan or otherwise, the Board shall retain the power and authority to amend or modify this Section 7.4 to the extent the Board in its sole discretion deems necessary or advisable to comply with any guidance issued under Section 409A. Such amendments may be made without the approval of any U.S. Participant.

7.4.3        With respect to any amounts payable under this Plan that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, notwithstanding any other provision of this Plan or any Grant Agreement to the contrary: (a) a Participant shall not be considered to have experienced a termination of employment or service unless the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code; (b) if a Participant is a “specified employee” within the meaning of Section 409A (as determined in accordance with the methodology established by the Company), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A that otherwise would be payable by reason of a Participant’s “separation from service” (within the meaning of Section 409A) during the six-month period immediately following such separation from service shall instead be paid or provided on the first business day following the date that is six months following the Participant’s separation from service or any earlier date permitted by Section 409A; provided that, if the Participant dies following such separation from service and prior to the payment of any amounts delayed on account of Section 409A, such amounts shall be paid to the personal representative of the Participant’s estate within thirty (30) days following the date of the Participant’s death; and (c) in the event that the payment of such amounts would be accelerated upon the occurrence of (i) a Change of Control Event, no such acceleration shall be permitted unless the event giving rise to the Change of Control Event constitutes a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of U.S. Treasury Regulation Sections 1.409A-3(a)(5) and 1.409A-3(i)(5) shall not be treated as a Change of Control Event; or (ii) a “disability” or “incapacity”, no such acceleration shall be permitted unless the “disability” or “incapacity” also satisfies the definition of “Disability” pursuant to Section 409A.

7.5             Rights as Shareholders. The Participants shall not have any rights as shareholders with respect to any Shares covered by or relating to the Awards granted pursuant to the Plan until the date the Participants become the registered owners of Shares. Except as otherwise expressly provided in Section 7.3 hereof, no adjustment to the Awards shall be made for dividends or other rights for which the record date occurs prior to the date such share certificate is issued.

7.6       No Special Employment Rights. Nothing contained in the Plan shall confer upon the Participants any right with respect to the continuation of their Employment or interfere in any way with the right of the Company, the Employer or their Affiliates, subject to the terms of any separate Employment Agreements to the contrary, at any time to terminate such Employment or to increase or decrease the compensation of the Participants from the rate in existence at the time of any Grant.

7.7       No Obligation to Exercise. The Grant of the Awards to the Participants shall impose no obligation upon the Participants to exercise such Awards.

7.8       Tax Withholdings. Despite any other provision contained in this Plan, in connection with the exercise or settlement of an Award by a Participant from time to time, the Company may withhold from any amount payable to a Participant, including the issuance of Shares to a Participant upon the exercise or settlement of such Participant’s Awards, such amounts as are required by law to be withheld or deducted as a consequence of his or her exercise or settlement of Awards or other participation in this Plan (“Withholding Obligations”). The Company has the right, in its sole discretion, to satisfy any Withholding Obligations by:

(i)        selling or causing to be sold, on behalf of any Participant, such number of Shares issued to the Participant on the exercise or settlement of Awards as is sufficient to fund the Withholding Obligations;

(ii)       retaining the amount necessary to satisfy the Withholding Obligations from any amount which would otherwise be delivered, provided or paid to the Participant by the Company, whether under this Plan or otherwise;

(iii)      requiring the Participant, as a condition of exercise to (A) remit the amount of any such Withholding Obligations to the Company in advance; (B) reimburse the Company for any such Withholding Obligations; or (C) cause a broker who sells Shares acquired by the Participant on behalf of the Participant to withhold from the proceeds realized from such sale the amount required to satisfy any such Withholding Obligation and to remit such amount directly to the Company; and/or

(iv)      making such other arrangements as the Company may reasonably require.

7.9       Broker Assisted Exercise. The sale of Shares by the Company, or by a broker engaged by the Company (the “Broker”), under Section 5.7.6 or under any other provision of the Plan will be made on any Stock Exchange. The Participant consents to such sale and grants to the Company an irrevocable power of attorney to effect the sale of such Shares on his or her behalf and acknowledges and agrees that (i) the number of Shares sold will be, at a minimum, sufficient to fund the Withholding Obligations net of all selling costs, which costs are the responsibility of the Participant and which the Participant hereby authorizes to be deducted from the proceeds of such sale; (ii) in effecting the sale of any such Shares, the Company or the Broker will exercise its sole judgment as to the timing and the manner of sale and will not be obligated to seek or obtain a minimum price; and (iii) neither the Company nor the Broker will be liable for any loss arising out of such sale of the Shares including any loss relating to the pricing, manner or timing of the sales or any delay in transferring any Shares to a Participant or otherwise. The Participant further acknowledges that the sale price of the Shares will fluctuate with the market price of the Shares and no assurance can be given that any particular price will be received upon any sale.

7.10      Notices. Each notice and other communication hereunder shall be in writing and shall be given and shall be deemed to have been duly given on the date it is delivered in person, on the next business day if delivered by overnight mail or other reputable overnight courier, or the third business day if sent by registered mail, return receipt requested, to the parties as follows:

If to the Participant:

To the most recent address shown on records of the Company or its Affiliate.

If to the Company or an Employer:

Telesat Corporation
160 Elgin Street, Suite 2100,
Ottawa, Ontario, Canada, K2P 2P7

or to such other address as any party may have furnished to the other in writing in accordance herewith.

7.11      Descriptive Headings. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the meaning of the terms contained herein.

7.12      Severability. In the event that any one or more of the provisions, subdivisions, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, subdivision, word, clause, phrase or sentence in every other respect and of the remaining provisions, subdivisions, words, clauses, phrases or sentences hereof shall not in any way be impaired, it being intended that all rights, powers and privileges of the Company and Participants shall be enforceable to the fullest extent permitted by law.

7.13      Governing Law. The Plan shall be governed by, and construed and enforced in accordance with, the laws of the Province of Ontario, Canada, without regard to the provisions governing conflict of laws.